Press Release

Eagle Bulk Shipping Inc. Reports Third Quarter 2006 Results

NEW YORK, NY, November 8, 2006 -- Eagle Bulk Shipping Inc. (NasdaqGS: EGLE), a global marine transportation company specializing in the Supramax segment of the dry bulk shipping industry, today announced its results for the third quarter ended September 30, 2006.

Third quarter 2006 highlights included:

•	Net Income of $9.1 million or $0.25 per share (based on a weighted average of 35,900,678 diluted shares outstanding for the quarter) on net revenues of $28.4 million.
•	Adjusting for a non-cash, non-dilutive compensation charge of $3.1 million, net income was $12.2 million or $0.34 per share.
•	EBITDA, as adjusted for exceptional items under the terms of the Company's credit agreement, of $22.1 million. Please see below for a reconciliation of EBITDA to net income.
•	Gross time charter revenue of $30.7 million.
•	Dividend of $0.51 per share, paid on November 2, 2006, to shareholders of record as of October 30, 2006.
•	Took delivery and commenced charters on three Supramax vessels bringing the fleet to 16 vessels with an average age of 6 years.

Subsequent events

•

Signed contracts with IHI Marine United Inc., one of Japan’s pre-eminent shipyards, for the construction of two ‘Future-56’ class Supramax vessels. These 56,000 deadweight ton vessels have a contract price of approximately $33.5 million each and are expected to be delivered in January and February of 2010, respectively.

•

Amended Eagle Bulk’s existing revolving credit facility from its sole lender, Royal Bank of Scotland plc, to increase the borrowing capacity from $450 million to $500 million and increase availability from $235 million to $260 million. The financing of the new vessels will not affect the Company's quarterly cash dividend payout.

Sophocles Zoullas, Chairman and Chief Executive Officer, commented, "Our third quarter results highlight continued strong performance at Eagle Bulk. Our third quarter utilization rate of 99.6%, contributed to our significant free cash-flow, and we are very pleased that our shareholders continue to benefit from this performance. With this quarter’s dividend payment of $0.51 per share we have now paid aggregate dividends of $2.62 per share in just five quarters of operations.”

Mr. Zoullas continued, “Fully 100% of our fleet’s projected 2006 earnings are covered by fixed rate time charters at an average daily rate in excess of $21,600, and 79% of our 2007 earnings are also covered by fixed rate charters providing significant insulation from volatility in the dry bulk market. We continue to operate with one of the lowest cash break-evens in the dry bulk sector, and our strong capital structure positions us well to continue to make opportunistic investments to grow the business.

“Consistent with these growth objectives, Eagle Bulk announced earlier today that we have enhanced our focus in the Supramax sector by securing the first two construction berths at IHI Marine United, one of Japan’s pre-eminent shipyards. We have entered into direct contracts with the shipyard to construct two next-generation 56,000 deadweight Supramax vessels. Furthermore, our amended credit facility increases the Company’s undrawn loan commitment to over $260 million to fund future growth,” Mr. Zoullas concluded.

Results for the three and nine months period ended September 30, 2006

For the third quarter of 2006, the Company reported net income of $9,100,737 or $0.25 per share, based on a weighted average of 35,900,678 diluted shares outstanding. Net income included a non-cash, non-dilutive compensation expense of $3,076,699. Excluding this non-cash charge, net income for the quarter was $12,177,436 or $0.34 per share.

In the comparable three-months ended September 30, 2005 the Company reported a net income of $7,394,289 or $0.27 per share, based on a weighted average of 27,150,000 basic and diluted shares. Excluding a non-cash charge of $3,735,705 incurred in the quarter, net income for the quarter was $11,129,994 or $0.41 per share.

For the nine-months ended September 30, 2006, the Company reported a net income of $29,284,974 or $0.86 per share, based on a weighted average of 34,086,848 diluted shares outstanding. Excluding a non-cash, non-dilutive compensation expense of $5,768,355, net income for the nine-months was $35,053,329 or $1.03 per share.

For the comparable nine-month period from January 26, 2005 (inception) to September 30, 2005 the Company reported a net loss of $5,500,468 or $(0.30) per share, based on a weighted average of 18,498,387 basic and diluted shares. Excluding a non-cash, non-dilutive compensation expense of $11,376,552, net income for the nine-month period was $5,876,084 or $0.32 per share.

Revenues

All of the Company’s revenues for the quarter ended September 30, 2006 were earned from time charters. Net revenues, for the three-month period ended September 30, 2006, of $28,358,830 includes billed time charter revenues of $30,671,690 and deductions for brokerage commissions of $1,587,860 and $725,000 in amortization of net prepaid and deferred charter revenue. Net revenues for the three-month period ended September 30, 2006 were 134% greater than net revenues for the three-month period ended September 30, 2005, primarily due to a larger fleet size as reflected by increased operating days. Net revenue, for the same three-month period ended September 30, 2005, was $21,137,615 which included billed time charter revenues of $22,315,461 and deductions for brokerage commissions of $1,054,346 and $123,500 in amortization of net prepaid and deferred charter revenue.

Net revenues, for the nine-month period ended September 30, 2006, of $76,254,265 includes billed time charter revenues of $82,919,582 and deductions for brokerage commissions of $4,229,817 and $2,435,500 in amortization of net prepaid and deferred charter revenue. Net revenue, for the period from January 26, 2005 (inception) to September 30, 2005, was $31,753,494 which included billed time charter revenues of $33,801,872 and deductions for brokerage commissions of $1,719,878 and $328,500 in amortization of net prepaid and deferred charter revenue. Net revenues for the corresponding nine-month period ended September 30, 2006 were greater than net revenues for the period from January 26, 2005 (inception) to September 30, 2005 primarily due to a larger fleet size and to reflect the shorter operating period in 2005 as vessel operations commenced only in April 2005.

As is common in the shipping industry, the Company pays commissions ranging from 1.25% to 6.25% of the total daily charter hire rate of each charter to unaffiliated ship brokers and in-house brokers associated with the charterers, depending on the number of brokers involved with arranging the charter.

Vessel Expenses

For the three-month period ended September 30, 2006, total vessel expenses incurred amounted to $6,118,038. These expenses included $5,231,420 in vessel operating costs, $410,353 in technical management fees, $213,636 in delivery and pre-operating costs, including costs for providing initial provisions, stores and spares, for the three newly acquired vessels which went into operation in the quarter, and $262,629 in costs associated with vessel on-board inventory. Total vessel expenses for the corresponding three-month period ended September 30, 2005 were $3,732,726 and this included vessel operating costs of $3,420,859, delivery and pre-operating costs of $275,383, and inventory costs of $36,484. Total vessel expenses for the three-month period ended September 30, 2006 were higher than the same three-month period ended September 30, 2005 primarily due to the increase in fleet size and corresponding increase in vessel ownership days.

For the nine-month period ended September 30, 2006, total vessel expenses incurred amounted to $15,742,457. These expenses included $14,080,431 in vessel operating costs, $1,079,853 in technical management fees, $213,636 in delivery and pre-operating costs, including costs for providing initial provisions, stores and spares, for the three newly acquired vessels which went into operation in the quarter, and $368,537 in costs associated with vessel on-board inventory. Total vessel expenses for the corresponding period from January 26, 2005 (inception) to September 30, 2005 were $6,848,124 and this included vessel operating costs of $4,983,409, delivery and pre-operating costs of $1,462,933, and inventory costs of $401,782. Total vessel expenses for the nine-month period ended September 30, 2006 were higher than the period from January 26, 2005 (inception) to September 30, 2005 due to the increase in fleet size and the increase in vessel ownership days.

Vessel operating expenses include crew wages and related costs, the cost of insurance, expenses relating to repairs and maintenance, the cost of spares and consumable stores, tonnage taxes, other miscellaneous expenses, and technical management fees. With regard to vessel operating expenses, the Company has entered into technical management agreements for each of its vessels with V. Ships Management Ltd, an independent technical manager. In conjunction with management, V. Ships has established an operating expense budget for each vessel and performs the technical management of the Company’s vessels. All deviations from the budgeted amounts are for the Company’s account.

Depreciation and Amortization

The cost of the Company’s vessels is depreciated on a straight-line basis over the expected useful life of each vessel. Depreciation is based on the cost of the vessel less its estimated residual value. The Company estimates the useful life of its vessels to be 28 years from the date of initial delivery from the shipyard to the original owner. Furthermore, the Company estimates the residual values of its vessels to be $150 per lightweight ton, which it believes is common in the dry bulk shipping industry. Depreciation charges will increase as the fleet is enlarged, which will also lead to an increase of ownership days.

For the three-month period ended September 30, 2006, total depreciation and amortization expense was $5,980,747 of which amount, $5,775,804 relates to depreciation and $204,943 relates to the amortization of deferred drydocking costs. Total depreciation expenses for the corresponding three-month period ended September 30, 2005 was $3,858,943. Depreciation expenses increased from the corresponding three-month period ended September 30, 2005 due to the growth in the fleet.

For the nine-month period ended September 30, 2006, total depreciation and amortization expense was $15,737,990 of which amount, $15,222,940 relates to depreciation and $515,050 relates to the amortization of deferred drydocking costs. Total depreciation expense for the corresponding period from January 26, 2005 (inception) to September 30, 2005 was $5,879,515. Depreciation expenses increased from the corresponding period from January 26, 2005 (inception) to September 30, 2005 due to the growth in the fleet.

General and Administrative Expenses

The Company’s General and Administrative Expenses include recurring administrative costs and non-recurring formation and advisory costs. Recurring costs include onshore vessel administration related expenses such as legal and professional expenses and administrative and other expenses including payroll and expenses relating to the Company’s executive officers and office staff, office rent and expenses, directors and officers insurance and directors fees and expenses. Non-recurring costs include costs relating to the formation of the Company and related advisory costs. The Company expects general and administrative expenses to increase as its fleet is expanded.

General and Administrative Expenses for the three-month periods ended September 30, 2006 and 2005 were $1,266,905 and $833,384 respectively. These costs were all of a recurring nature. The increase in such expenses was primarily due to increase in recurring administrative costs as the fleet expanded.

General and Administrative Expenses for the nine-month period ended September 30, 2006 and period from January 26, 2005 (inception) to September 30, 2005 were $3,366,408 and $2,253,421 respectively. The increase in such expenses was primarily due to increase in recurring administrative costs as the fleet expanded. For the nine-month period ended September 30, 2006, all of the general and administrative costs were recurring in nature. For the corresponding period from January 26, 2005 (inception) to September 30, 2005, recurring administrative costs amounted to $1,443,154 and non-recurring costs amounted to $810,267.

Non-Cash Compensation Expense

For the three-month periods ended September 30, 2006 and September 30, 2005, the Company recorded non-cash compensation charges of $3,076,699 and $3,735,705, respectively. For the nine-month period ended September 30, 2006 and the period from January 26, 2005 (inception) to September 30, 2005 the Company recorded a non-cash compensation charge of $5,768,355 and $11,376,552, respectively. The expense for the nine-month period ended September 30, 2006 includes $5,721,322 in non-cash, non-dilutive charges relating to profits interests awarded to members of the Company’s management by the Company’s principal shareholder Eagle Ventures LLC, and a non-cash amount of $47,033 which relates to the fair value of the stock options granted on March 17, 2006 to certain directors of the Company under the 2005 Stock Incentive Plan. For the three-months ended September 30, 2006, Eagle Ventures LLC paid certain members of the Company’s management $1,756,606 as compensation under the profits interests.

The profits interests dilute only the interests of the owners of Eagle Ventures LLC, and not holders of the Company’s common stock. However, Generally Accepted Accounting Principles require that share-based awards to an employee of the Company by a shareholder (such as Eagle Ventures LLC) be accounted for as compensation for services provided to the Company. Consequently, the Company’s income statement reflects such non-cash charges for compensation related to the profits interests in Eagle Ventures LLC.

Interest Expense

Interest expense for the three-month period ended September 30, 2006, of $3,180,336 includes loan interest of $2,986,183 incurred on borrowings from the Company’s revolving credit facility, commitment fees of $142,887 incurred on the unused portion of the revolving credit facility, and costs of $51,266 relating to the amortization of financing costs associated with the revolving credit facility.

Interest expense for the corresponding three-month period ended September 30, 2005, was $1,727,416. These costs included loan interest costs of $1,467,773, commitment fees of $194,900, and amortization charges of $64,743 relating to financing costs associated with the then existing term loan and the revolving credit facility.

Interest expense for the nine-month period ended September 30, 2006, of $7,364,009 includes loan interest of $6,720,658 incurred on the Company’s borrowings from its revolving credit facility,

commitment fees of $525,860 incurred on the unused portion of the revolving credit facility, and costs of $117,491 relating to the amortization of financing costs associated with the revolving credit facility.

Interest expense for the previous period from January 26, 2005 (inception) to September 30, 2005, was $4,961,012. These costs included loan interest costs of $2,821,079, commitment fees of $336,255, $608,222 in interest costs associated with a Note from Eagle Ventures, and amortization charges of $1,195,456 which includes a write-off of $1,130,713 relating to the deferred financing fees associated with the then existing term loan which was entirely repaid upon refinancing with the revolving credit facility in July 2005, and $64,743 relating to amortization of financing costs associated with the revolving credit facility.

As of September 30, 2006, the Company’s debt consisted of $214,800,000 drawn under its 10-year revolving credit facility.

For the three-month period ended September 30, 2006, interest rates applicable on the Company’s debt ranged from 4.97% to 6.32%, including the margin. The weighted average effective interest rate was 5.49%. For the nine-month period ended September 30, 2006, interest rates applicable on the Company’s debt ranged from 4.97% to 6.32%, including the margin. The weighted average effective interest rate was 5.37%. The Company also pays a commitment fee of 0.25% per annum on the unused portion of the revolving credit facility.

The Company has entered into interest rate swaps to effectively convert all of its debt from a floating to a fixed-rate basis. The swaps are designated and qualify as cash flow hedges. During the quarter ended September 30, 2006, the Company entered into an interest rate swap contract for a notional amount of $84,800,000. This contract matures in September 2009. On this contract, exclusive of applicable margin, the Company will pay 5.24% fixed-rate interest and receive floating-rate interest amounts based on three-month LIBOR settings. The Company has two other interest rate swap contracts for notional amounts of $100,000,000 and $30,000,000 which were entered into in 2005. These contracts mature in September 2010. On these contracts, exclusive of applicable margin, the Company pays 4.22% and 4.54% fixed-rate interest, respectively, and receives floating-rate interest amounts based on three-month LIBOR settings.

The Company records the fair value of the interest rate swap as an asset or liability on the balance sheet. The effective portion of the swap is recorded in accumulated other comprehensive income. Accordingly, $3,516,513 has been recorded in Other Assets in the financial statements as of September 30, 2006.

Liquidity and Capital Resources

Net cash provided by operating activities during the nine-month period ended September 30, 2006, was $52,123,412 compared to $18,359,470 during the period from inception on January 26, 2005 to September 30, 2005. This increase was primarily due to cash generated from the operation of a fleet of 16 vessels for 3,816 operating days in the period for 2006 compared to 1,422 operating days from 11 vessels during the corresponding period in 2005.

Net cash used in investing activities during the nine-month period ended September 30, 2006, was $105,112,609 as the Company expanded its fleet to 16 vessels by acquiring three Supramax class vessel, KESTREL I, TERN and JAEGER. Net cash used in investing activities during the corresponding period from inception on January 26, 2005 to September 30, 2005 was $373,554,183 as the Company acquired its initial eleven vessels and placed deposits for two additional vessels.

Net cash provided by financing activities during the nine-month period ended September 30, 2006, was $51,676,257 which primarily consisted of $33,000,000 in gross proceeds from a private placement of its common stock, borrowings of $74,800,000 from its revolving credit facility, and dividend payments of $53,420,500. Net cash provided by financing activities during the corresponding period from inception on January 26, 2005 to September 30, 2005 was $376,369,845 primarily consisting of net proceeds of $186,529,290 from the initial public offering, capital contributions of $40,843,662 and net borrowings of $157,000,000 from its credit facilities.

As of September 30, 2006, the Company’s cash balance was $23,213,588 compared to a cash balance of $24,526,528 at December 31, 2005. In addition, $6,400,000 in cash deposits are maintained with its lender for loan compliance purposes and this amount is recorded in Restricted Cash in the financial statements as of September 30, 2006. Also recorded in Restricted Cash is an amount of $124,616 which is collateralizing a letter of credit relating to our office lease.

At September 30, 2006, the Company had a remaining undrawn capacity of $235,200,000 under its revolving credit facility which is available to fund future acquisitions of dry bulk vessels. The facility also provides the Company with an ability to borrow up to $15,000,000 at any one time for working capital purposes. (Please see section below on Revolving Credit Facility)

The Company anticipates that its current financial resources together with cash generated from operations and, if necessary, borrowings under the amended and increased revolving credit facility will be sufficient to fund the operations of its fleet, including working capital requirements, for at least the next 12 months.

It is the Company’s intention to fund its future acquisition related capital requirements initially through borrowings under the amended and increased revolving credit facility and to repay all or a portion of such borrowings from time to time with the net proceeds of equity issuances. The Company believes that funds will be available to support its growth strategy, which involves the acquisition of additional vessels, and will allow it to pay dividends to its stockholders as contemplated by its dividend policy.

Enhancements to the Revolving Credit Facility

In July 2006, the Company amended and increased its initial $330,000,000 long-term revolving credit facility which it had entered into in July 2005. During the nine-month period ended September 30, 2006, the Company borrowed a total of $74,800,000 from this credit facility to fund the acquisition of the KESTREL I, TERN and JAEGER. Following the completion of these acquisitions the Company’s borrowings under the revolving credit facility stood at $214,800,000.

Following the acquisition of the three vessels, in July 2006, the initial revolving credit facility was amended and increased to $450,000,000 with a new term of ten years. The entire $450,000,000 facility is available for a period of six years from July 30, 2006, compared to four years remaining in the commitment period of the Company's initial facility. There are no principal repayment obligations during this initial six-year period. Over the remaining four years until maturity in July 2016, the facility will reduce in semi-annual amounts of $25,000,000 with a final reduction of $250,000,000 occurring simultaneously with the last semi-annual reduction. The facility also provides the Company with an ability to borrow up to $15,000,000 (increased from $10,000,000 under its existing facility) at any one time for working capital purposes. The Company paid an arrangement fee of $900,000 to its lender in connection with the amended credit facility.

As a result of the amendment to the facility, at September 30, 2006, the Company had increased its remaining undrawn capacity to $235,200,000 which is available to fund future acquisitions of dry bulk vessels.

The amended facility bears interest at the rate of 0.75% to 0.85% over LIBOR (decreased from 0.95% over LIBOR under its existing facility), depending upon the amount of debt drawn as a percentage of the value of the Company's vessels. The Company will pay a commitment fee of 0.25% per annum (decreased from 0.40% under its existing facility) on the undrawn amount of the amended facility.

Newbuilding Vessel Contracts

On November 6, 2006, the Company entered into two vessel newbuilding contracts with IHI Marine United Inc., one of Japan’s pre-eminent shipyards, for the construction of two new 56,000 dwt “Future-56” class Supramax vessels. These vessels are expected to be delivered to the Company in January 2010 and February 2010. Each vessel has a contract price of ¥ 3,655,000,000 and the Company has swapped these yen currency exposures into US Dollars to obtain a contract price of approximately $33,500,000 for each of the vessels delivering in January and February 2010. The Company has placed deposits totaling approximately $24,800,000 for the two vessel newbuilding contracts which were funded through borrowings from its credit facility.

On November 6, 2006, the Company increased and amended its revolving credit facility to $500,000,000 from $450,000,000. The amended credit facility contains the same terms as the Company’s previous facility with a maturity in 2016. The structure of the financing will enable the Company to capitalize pre-delivery payments under the shipbuilding contracts and costs associated with supervision and financing the new vessels. As a result, the earnings available for quarterly cash dividends to the Company’s shareholders will not be impacted. Furthermore, the amended facility increases the Company’s undrawn commitment to over $260 million to fund future growth. The Company paid an arrangement fee of $250,000 to its lender in connection with the amended credit facility.

Disclosure of Non-GAAP Financial Measures

EBITDA represents operating earnings before extraordinary items, depreciation and amortization, interest expense, and income taxes, if any. EBITDA is included because it is used by certain investors to measure a company's financial performance. EBITDA is not an item recognized by GAAP and should not be considered a substitute for net income, cash flow from operating activities and other operations or cash flow statement data prepared in accordance with accounting principles generally accepted in the United States or as a measure of profitability or liquidity. EBITDA is presented to provide additional information with respect to the Company’s ability to satisfy its obligations including debt service, capital expenditures, and working capital requirements. While EBITDA is frequently used as a measure of operating results and the ability to meet debt service requirements, the definition of EBITDA used here may not be comparable to that used by other companies due to differences in methods of calculation.

The Company’s revolving credit facility permits it to pay dividends in amounts up to its earnings before extraordinary or exceptional items, interest, taxes, depreciation and amortization (Credit Agreement EBITDA), less the aggregate amount of interest incurred and net amounts payable under interest rate hedging agreements during the relevant period and an agreed upon reserve for dry-docking, provided that there is not a default or breach of loan covenant under the credit facility and the payment of the dividends would not result in a default or breach of a loan covenant. Therefore, the Company believes that this non-GAAP measure is important for its investors as it reflects its ability to pay dividends. The following table is a reconciliation of net income, as reflected in the consolidated statements of operations, to the Credit Agreement EBITDA for the three-month periods ended September 30, 2006 and 2005 and for the nine-month period ended September 30, 2006 and the period from January 26, 2005 (inception) to September 30, 2005 respectively:

	Three-Months ended September 30, 2006	Three-Months ended September 30, 2005	Nine-Months ended September 30, 2006	Period from January 26 (inception) to September 30, 2005
Net Income/(Loss)	$ 9,100,737	$7,394,289	$29,284,974	$(5,500,468)
Interest Expense	3,180,336	1,727,416	7,364,009	4,961,012
Depreciation and Amortization	5,980,747	3,858,943	15,737,990	5,879,515
Amortization of Prepaid and Deferred Revenue	725,000	123,500	2,435,500	328,500
EBITDA	18,986,820	13,104,148	54,822,473	5,668,559
Adjustments for Exceptional Items:
Management and Other Fees to Affiliates (1)	—	—	—	6,175,046
Non-cash Compensation Expense (2)	3,076,699	3,735,705	5,768,355	11,376,552
Credit Agreement EBITDA	$ 22,063,519	$16,839,853	$60,590,828	$23,220,157

(1) One-time charge

(2) Management’s participation in profits interests in Eagle Ventures LLC and Options Expense

(see Notes to our financial statements)

Capital Expenditures and Drydocking

The Company’s capital expenditures relate to purchase of vessels and capital improvements to acquired vessels, which are expected to enhance the revenue earning capabilities of these vessels. In addition to acquisitions that the Company may undertake in future periods, other major capital expenditures include funding the Company's maintenance program of regularly scheduled drydocking necessary to preserve the quality of our vessels as well as to comply with international shipping standards and environmental laws and regulations. Although the Company has some flexibility regarding the timing of its dry docking, the costs are relatively predictable. Management anticipates that vessels are to be drydocked every two and a half years. Funding of these requirements is anticipated to be met with cash from operations. The Company anticipates that this process of recertification will require it to reposition these vessels from a discharge port to shipyard facilities, which will reduce available days and operating days during that period.

During the three-month period ended September 30, 2006, the Company drydocked two vessels. In the nine-month period ended September 30, 2006, the Company has spent $2,269,422 on vessel drydockings and this amount is amortized to expense on a straight-line basis over the period through the date the next drydocking is scheduled to occur. The following table represents certain information about the estimated costs for anticipated vessel drydockings in the remainder of 2006 and calendar 2007 along with the anticipated off-hire days:

Quarter Ending	Off-hire Days(1)	Projected Costs(2)
December 31, 2006	—	—
March 31, 2007	30	$0.70 million
September 31, 2006	15	$0.35 million
September 30, 2007	30	$0.70 million
December 31, 2007	30	$0.70 million

(1)      Actual length of drydocking will vary based on the condition of the vessel, yard schedules and other factors.

(2)      Actual costs will vary based on various factors, including where the drydockings are actually performed.

Dividends

The Company’s policy is to declare quarterly dividends to stockholders in February, April, July and October in amounts that are substantially equal to its available cash from operations during the previous quarter less any cash reserves for drydocking and working capital.

The Company’s revolving credit facility permits us to pay quarterly dividends in amounts up to our quarterly earnings before extraordinary or exceptional items, interest, taxes, depreciation and amortization (Credit Agreement EBITDA), less the aggregate amount of interest incurred and net amounts payable under interest rate hedging agreements during the relevant period and an agreed upon reserve for dry-docking for the period, provided that there is not a default or breach of loan covenant under the credit facility and the payment of the dividends would not result in a default or breach of a loan covenant. Depending on market conditions in the dry bulk shipping industry and acquisition opportunities that may arise, the Company may be required to obtain additional debt or equity financing which could affect its dividend policy.

On July 18, 2006 the Company's Board of Directors declared a cash dividend for the second quarter of 2006 of $0.50 per share, based on 35,900,000 shares of common stock outstanding, which was paid on August 3, 2006 to all shareholders of record as of July 28, 2006. The aggregate amount of this cash dividend was $17,950,000.

On October 18, 2006 the Company's Board of Directors declared a cash dividend for the third quarter of 2006 of $0.51 per share, based on 35,900,000 shares of common stock outstanding, payable on November 2, 2006 to all shareholders of record as of October 30, 2006. The aggregate amount of the cash dividend paid to the Company’s shareholders on November 2, 2006 was $18,309,000.

Summary Consolidated Financial and Other Data:

The following table summarizes the Company’s selected consolidated financial and other data for the periods indicated below.

Consolidated Statement of Operations (Unaudited)	Three Months ended September 30, 2006	Three Months ended September 30, 2005	Nine Months ended September 30, 2006	Period from January 26, 2005 (inception) to September 30, 2005

Revenues, net of commissions	$28,358,830	$21,137,615	$76,254,265	$31,753,494

Vessel Expenses	6,118,038	3,732,726	15,742,457	6,848,124
Depreciation and Amortization	5,980,747	3,858,943	15,737,990	5,879,515
General and Administrative Expenses	1,266,905	833,384	3,366,408	2,253,421
Management and Other Fees to Affiliates	—	—	—	6,175,046
Non-cash Compensation Expense	3,076,699	3,735,705	5,768,355	11,376,552

Total Operating Expenses	16,442,389	12,160,758	40,615,210	32,532,658

Operating Income/(Loss)	11,916,441	8,976,857	35,639,055	(779,164)

Interest Expense	3,180,336	1,727,416	7,364,009	4,961,012
Interest Income	(364,632)	(144,848)	(1,009,928)	(239,708)

Net Interest Expense	2,815,704	1,582,568	6,354,081	4,721,304

Net Income/(Loss)	$ 9,100,737	$ 7,394,289	$ 29,284,974	$ (5,500,468)

Weighted Average Shares Outstanding :
Basic	35,900,000	27,150,000	34,086,813	18,498,387
Diluted	35,900,678	27,150,000	34,086,848	18,498,387

Per Share Amounts:

Basic Net Income/(Loss)	$ 0.25	$ 0.27	$ 0.86	$ (0.30)

Diluted Net Income/(Loss)	$ 0.25	$ 0.27	$ 0.86	$ (0.30)
Cash dividends declared and paid	$ 0.50	—	$ 1.57	—

Fleet Operating Days

Ownership Days	1,463	932	3,816	1,422
Available Days	1,443	929	3,752	1,408
Operating Days	1,437	926	3,734	1,403
Fleet Utilization	99.6%	99.7%	99.5%	99.6%

Condensed Consolidated Balance Sheet:
	September 30, 2006	December 31, 2005
ASSETS:	(Unaudited)
Current Assets:
Cash	$23,213,588	$24,526,528
Accounts Receivable	398,152	281,094
Prepaid Charter Revenue	4,844,000	8,508,000
Prepaid Expenses	1,599,176	513,145

Total Current Assets	30,054,916	33,828,767
Fixed Assets:
Vessels and Vessel Improvements, at cost, net of Accumulated Depreciation of $25,607,187 at September 30, 2006 and $10,384,247 at December 31, 2005	507,471,279	417,581,610

Restricted Cash	6,524,616	6,624,616
Deferred Drydock Costs, net of Accumulated Amortization of $543,030 at September 30, 2006, and $27,980 at December 31, 2005	2,148,074	393,702
Deferred Financing Costs, net of Accumulated Amortization of $215,556 at September 30, 2006 and $98,065 at December 31, 2005	2,169,525	1,268,209
Other Assets	3,516,513	2,647,077

Total Assets	$551,884,923	$462,343,981

LIABILITIES & STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts Payable	$2,758,788	$1,861,145
Accrued Interest	651,441	514,631
Other Accrued Liabilities	971,783	424,669
Deferred Revenue	77,500	1,306,000
Unearned Charter Hire Revenue	3,299,143	2,444,522

Total Current Liabilities	7,758,655	6,550,967

Long-term Debt	214,800,000	140,000,000

Total Liabilities	222,558,655	146,550,967
Commitment and Contingencies
Stockholders' Equity:
Preferred Stock, $.01 par value, 25,000,000 shares authorized, none issued	—	—
Common stock, $.01 par value, 100,000,000 shares authorized, 35,900,000 shares issued and outstanding as of September 30, 2006 and 33,150,000 shares issued and outstanding as of December 31, 2005, respectively	359,000	331,500
Additional Paid-In Capital	357,593,881	320,822,037
Retained Earnings (net of cumulative Dividends declared of $68,081,500 at September 30, 2006 and $14,661,000 at December 31, 2005)	(32,143,126)	(8,007,600)
Accumulated Other Comprehensive Income	3,516,513	2,647,077

Total Stockholders' Equity	329,326,268	315,793,014

Total Liabilities and Stockholders' Equity	$551,884,923	$462,343,981

Consolidated Statement of Cashflows (Unaudited)	Nine Months ended September 30, 2006	Period from January 26, 2005 (inception) to September 30, 2005
Cash Flows from Operating Activities
Net Income/(Loss)	$29,284,974	$(5,500,468)
Adjustments to Reconcile Net Income (Loss) to Net Cash provided by Operating Activities:
Items included in net income not affecting cash flows:
Depreciation	15,222,940	5,879,515
Amortization of Deferred Drydocking Costs	515,050	—
Amortization of Deferred Financing Costs	117,491	1,195,456
Amortization of Prepaid and Deferred Charter Revenue	2,435,500	328,500
Non-cash Compensation Expense	5,768,355	11,376,552
Changes in Operating Assets and Liabilities:
Accounts Receivable	(117,058)	(103,431)
Prepaid Revenue	—	(1,489,000)
Prepaid Expenses	(1,086,031)	(783,946)
Accounts Payable	713,068	1,906,956
Accrued Interest	136,810	546,784
Accrued Expenses	547,114	438,627
Deferred Revenue	—	2,056,500
Drydocking Expenditures	(2,269,422)	—
Unearned Charter Hire Revenue	854,621	2,507,425

Net Cash Provided by Operating Activities	52,123,412	18,359,470
Cash Flows from Investing Activities
Advances for Vessel Deposits	—	(7,000,000)
Advances for Vessel Improvements	—	(820,904)
Purchase of Vessels	(105,112,609)	(365,733,279)

Net Cash Used in Investing Activities	(105,112,609)	(373,554,183)

Cash Flows from Financing Activities
Capital Contribution	—	40,843,662
Issuance of Common Stock	33,000,000	201,600,000
Equity Issuance Costs	(1,784,436)	(15,070,710)
Bank Borrowings	74,800,000	282,950,000
Rapayment of Bank Debt	—	(125,950,000)
Increase in Restricted Cash	100,000	(5,500,000)
Deferred Financing Costs	(1,018,807)	(2,503,107)
Borrowings from Eagle Ventures LLC	—	58,730,434
Repayment of Eagle Ventures LLC Note	—	(58,730,434)
Cash Dividends	(53,420,500)	—

Net Cash Provided by Financing Activities	51,676,257	376,369,845
Net (Decrease)/Increase in Cash	(1,312,940)	21,175,132
Cash at Beginning of Period	24,526,528	—

Cash at End of Period	$23,213,588	$ 21,175,132

Supplemental Cash Flow Information:
Cash paid during the period for Interest (including Fees)	$7,110,772	$ 3,218,772

The Fleet

The Company owns and operates a fleet of 16 vessels with a combined carrying capacity of 796,663 deadweight tons and an average age of 6 years. All of the Company’s vessels are employed on time charters. The table below represents certain information about the Company's revenue earning charters.

Vessel	Delivered to Charterer	Time Charter Expiration (1)	Daily Time Charter Hire Rate
Cardinal	April 19, 2005	March 2007 to June 2007	$26,500
Condor (2)	April 30, 2005	November 2006 to March 2007	$24,000
Falcon	April 22, 2005	February 2008 to June 2008	$20,950
Griffon (3)	February 17, 2006	January 2007 to February 2007	$13,550
Harrier	April 21, 2005	March 2007 to June 2007	$23,750
Hawk I (4)	April 28, 2005	April 2007	$23,750
Heron	December 11, 2005	December 2007 to February 2008	$24,000
Jaeger	July 7, 2006	April 2007 to June 2007	$18,550
Kestrel I (5)	July 1, 2006	December 2007 to April 2008	$18,750
Kite	April 17, 2006	March 2007 to May 2007	$14,750
Merlin	October 26, 2005	October 2007 to December 2007	$24,000
Osprey I (6)	September 1, 2005	May 2008 to September 2008	$21,000
Peregrine (7)	July 1, 2005	October 2006 to January 2007	$24,000
Shikra (8)	September 10, 2006	September 2007 to December 2007	$14,800
Sparrow (9)	July 20, 2005	November 2006 to Feb 2007	$22,500
Tern (10)	July 3, 2006	December 2007 to April 2008	$19,000

(1)       The date range provided represents the earliest and latest date on which the charterer may redeliver the vessel to the Company upon the termination of the charter.

(2)       Upon completion of the current charter the CONDOR will enter a new time charter at $20,500 per day for 26 to 29 months.

(3)       Upon completion of the current charter the GRIFFON will enter a new time charter at $20,075 per day for 24 to 26 months.

(4)       The charter for the HAWK I has been renewed at $22,000 per day commencing in April 2007 for 24 to 26 months.

(5)   he charterer of the KESTREL I has an option to extend the charter period by 11 to 13 months at a daily time charter rate of $20,000 per day.

(6)       The charterer of the OSPREY I has an option to extend the charter period by up to 26 months at a daily time charter rate of $25,000.

(7)       Upon conclusion of the current charter, the PEREGRINE commences a new time charter at $20,500 per day for 24 to 26 months.

(8)       Upon conclusion of the current charter in September 2006 the SHIKRA commenced a new time charter at $14,800 per day for 12 to 15 months.

(9)       Upon completion of the current charter the SPARROW will enter a new time charter at a base rate of $24,000 per day for 11 to 13 months with a profit share of 30% of up to the first $3,000 per day over the base rate

(10)      The charterer of the TERN has an option to extend the charter period by 11 to 13 months at a daily time charter rate of $20,500 per day.

Commercial and strategic management of the fleet is carried out by a wholly-owned subsidiary of the Company, Eagle Shipping International (USA) LLC, a Marshall Islands limited liability company with offices in New York City.

Glossary of Terms:

Ownership days: The Company defines ownership days as the aggregate number of days in a period during which each vessel in its fleet has been owned. Ownership days are an indicator of the size of the fleet over a period and affect both the amount of revenues and the amount of expenses that is recorded during a period.

Available days: The Company defines available days as the number of ownership days less the aggregate number of days that its vessels are off-hire due to vessel familiarization upon acquisition, scheduled repairs or repairs under guarantee, vessel upgrades or special surveys and the aggregate amount of time that we spend positioning our vessels. The shipping industry uses available days to measure the number of days in a period during which vessels should be capable of generating revenues.

Operating days: The Company defines operating days as the number of its available days in a period less the aggregate number of days that the vessels are off-hire due to any reason, including unforeseen circumstances. The shipping industry uses operating days to measure the aggregate number of days in a period during which vessels actually generate revenues.

Conference Call Information

As previously announced, members of Eagle Bulk's senior management team will host a teleconference and webcast at 8:30 a.m. ET tomorrow, November 9th to discuss these results.

To participate in the teleconference, investors and analysts are invited to call 800-573-4842 in the U.S., or 617-224-4327 outside of the U.S., and reference participant code 48246795. A simultaneous webcast can be accessed by visiting the Company's website at: www.eagleships.com

IMPORTANT: Investors participating in the teleconference are encouraged to access an accompanying slide presentation, which management will reference during the call. This presentation will be available at www.eagleships.com. A replay will be available following the call until 12:00 a.m. ET on November 16, 2006. To access the replay, call 888-286-8010 in the U.S., or 617-801-6888 outside of the U.S., and reference passcode 35815116.

About Eagle Bulk Shipping Inc.

Eagle Bulk Shipping Inc. is a Marshall Islands corporation headquartered in New York. The Company is the largest U.S. based owner of Handymax dry bulk vessels. Handymax vessels range in size from 35,000 to 60,000 deadweight tons and transport a broad range of major and minor bulk cargoes, including iron ore, coal, grain, cement and fertilizer, along worldwide shipping routes.

Forward-Looking Statements

Matters discussed in this release may constitute forward-looking statements. Forward-looking statements reflect our current views with respect to future events and financial performance and may include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements, which are other than statements of historical facts.

The forward-looking statements in this release are based upon various assumptions, many of which are based, in turn, upon further assumptions, including without limitation, management's examination of historical operating trends, data contained in our records and other data available from third parties. Although Eagle Bulk Shipping Inc. believes that these assumptions were reasonable when made, because these assumptions are inherently subject to significant uncertainties and contingencies which are difficult or impossible to predict and are beyond our control, Eagle Bulk Shipping Inc. cannot assure you that it will achieve or accomplish these expectations, beliefs or projections.

Important factors that, in our view, could cause actual results to differ materially from those discussed in the forward-looking statements include the strength of world economies and currencies, general market conditions, including changes in charter hire rates and vessel values, changes in demand that may affect attitudes of time charterers to scheduled and unscheduled drydocking, changes in our vessel operating expenses, including dry-docking and insurance costs, or actions taken by regulatory authorities, potential liability from future litigation, domestic and international political conditions, potential disruption of shipping routes due to accidents and political events or acts by terrorists.

Risks and uncertainties are further described in reports filed by Eagle Bulk Shipping Inc. with the US Securities and Exchange Commission.

Visit our website at www.eagleships.com

Contact:

Company Contact:
Alan Ginsberg
Chief Financial Officer
Eagle Bulk Shipping Inc.
Tel. +1 212-785-2500

Investor Relations / Media:
Jon Morgan
Mandelbaum & Morgan, New York
Tel. +1 212-741-0014

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Source: Eagle Bulk Shipping Inc.